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                                                  Exhibit No. 11


Statement Regarding the Computation of Per Share Earnings

                                                                March 31,
                                                          1998           1997
                                                          -------------------

Basic earnings per common share                          $0.40          $0.31

Basic weighted average number of shares
   outstanding                                        5,914,562      5,899,521

Diluted earnings per common share                         $0.40          $0.31

Diluted weighted average number of shares
   outstanding                                        5,937,324      5,910,848


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